EXHIBIT 10.11

BROADSOFT, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

EFFECTIVE DATE: January 1, 2015 (the “Effective Date”)

This Policy regarding the compensation of the non-employee members of the Board of Directors (the “Board”) of BroadSoft, Inc. (the “Company”) shall apply commencing on the Effective Date and continue in effect until terminated in accordance with Section IV below.

I.     BOARD RETAINERS

ANNUAL BOARD RETAINER: $120,000, payable as follows:

•	Annual Cash Retainer: Cash payments will be made quarterly in arrears to directors as follows:

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$40,000 ($10,000 per quarter) in cash (the “Annual Cash Retainer”), unless the director makes a timely election, in accordance with Section III below, to receive 50% or 100% of the Annual Cash Retainer in the form of restricted stock units (“RSUs”). In the case of a new director joining the Board other than on January 1, the Annual Cash Retainer shall be appropriately prorated based on the number of days remaining in the year as of the effective date of such appointment.

•	Annual Equity Retainer:

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$80,000 (the “Annual Equity Retainer” and together with the Annual Cash Retainer, the “Annual Board Retainer”), paid in RSUs. In the case of a new director joining the Board other than on January 1, the Annual Equity Retainer shall be appropriately prorated based on the number of days remaining in the year as of the effective date of such appointment.

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RSUs will be granted under the Amended and Restated 2009 Equity Incentive Plan (the “Plan”) on the third business day in January of each calendar year (or, in the case of a new director joining the Board other than on January 1, on the date such director joins the Board, except for any portion of the Annual Cash Retainer that such new director elects to receive in the form of RSUs, which shall be granted in accordance with Section III below). These RSUs will vest in accordance with Section II below, and will be settled in shares of Company common stock.

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The number of RSUs that will be granted will be determined by dividing the Annual Equity Retainer (or pro rata portion thereof, as specified above) and, if validly elected, the portion of the Annual Cash Retainer, allocated to such award by the fair market value of the Company’s common stock on the date of grant, rounded down to the nearest whole share.

BOARD CHAIR RETAINER: An annual cash payment of $20,000 ($5,000 per quarter) will be made quarterly in arrears to the Chair of the Board.

In the case of a director who assumes the role of Chair of the Board other than on the first day of a quarter, the retainer for such quarter shall be appropriately prorated based on the number of days remaining in the quarter as of the effective date of such designation.

COMMITTEE CHAIR RETAINERS: Cash payments will be made quarterly in arrears to directors who are Committee chairpersons:

•	Audit: $15,000 ($3,750 per quarter)

•	Compensation: $10,000 ($2,500 per quarter)

•	Nominating and Corporate Governance: $7,500 ($1,875 per quarter)

In the case of a director who assumes the role of chairperson of a Committee other than on the first day of a quarter, the applicable Committee Chair Retainer for such quarter shall be appropriately prorated based on the number of days remaining in the quarter as of the effective date of such designation.

COMMITTEE MEMBERSHIP RETAINERS: Cash payments will be made quarterly in arrears to directors who are members of Committees (and who are not Committee chairpersons):

•	Audit: $10,000 ($2,500 per quarter)

•	Compensation: $7,500 ($1,875 per quarter)

•	Nominating and Corporate Governance: $5,000 ($1,250 per quarter)

In the case of a director who joins a Committee other than on the first day of a quarter, the applicable Committee Membership Retainer for such quarter shall be appropriately prorated based on the number of days remaining in the quarter as of the effective date of such appointment.

II.    VESTING OF RSUs

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RSUs granted will vest 25% on the last day of each calendar quarter. RSUs granted to a new director joining the Board other than on January 1 shall vest in equal quarterly installments beginning with the last day of the calendar quarter in which the grant was made, such that the award fully vests on December 31 of the year of grant.

•	Upon the director’s cessation of service on the Board as a result of:

◦	the director’s death, vesting of unvested awards shall be fully accelerated; and

◦	removal of the director from the Board by the Company’s stockholders for cause, or resignation by the director, all unvested RSUs shall be forfeited.

III.    TIMING OF ELECTIONS: Elections to receive 50% or 100% of the Annual Cash Retainer in the form of RSUs must be made as follows:

•	Current directors: prior to the beginning of each calendar year.

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New directors: within 30 days after becoming a director, applicable only to the portion of the Annual Cash Retainer earned after the date of the election (i.e., beginning with the calendar quarter that begins after the election date, with the director receiving payment in accordance with the default rules above for the calendar quarter in which the director made the election and, if applicable, the calendar quarter prior to the date of the director made the election). In the event a new director elects to receive a portion of his or her Annual Cash Retainer in the form of RSUs in accordance with the foregoing, the grant shall be made on the third business day of the calendar quarter that begins after the election date.

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Once an election is submitted for a calendar year, it is irrevocable with respect to that year. A director may submit a new election for each subsequent calendar year prior to the beginning of that calendar year.

IV.    SERVICE ON THE BOARD OTHER THAN TO THE END OF A CALENDAR QUARTER. In the event a director’s service on the Board terminates (other than for cause) prior to the end of a calendar quarter:

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any cash compensation payable to such director under this Policy shall be pro-rated such that such cash compensation shall be earned by such director for the portion of the calendar quarter during which such director served as a director; and

•	the RSUs granted to such director shall vest pro-rata based on the portion of the calendar quarter during which such director served as a director.

V.    REVIEW, AMENDMENT AND TERMINATION

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The Nominating and Corporate Governance Committee of the Board shall, at its discretion, review and assess the adequacy of this Policy from time to time and recommend any proposed changes to the Board for approval.

•	The Board may amend or terminate this Policy at any time in its sole discretion.